Exhibit 10.2

The Supermarket REITSM

EQUITY ONE, INC.

May 31, 2005

Mr. David Briggs
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

Re: Employment Agreement

Dear David:

On behalf of Equity One, Inc. (the “Company”), I am pleased to offer you continued employment, on an at-will basis, with the Company on the following terms and conditions:

Position	Vice President, Treasurer and Chief Accounting Officer

Term	Three years, ending on March 31, 2008

Duties	Shall report to the Chief Financial Officer of the Company and have duties reasonably assigned by the Chief Financial Officer and consistent with your present duties

Base Salary
$200,000, with annual increases on or before April 1 of each year of the greater of (i) the annual Consumer Price Index as determined by the United States Department of Labor for the year immediately preceding each such April 1st, or (ii) 3%

Bonus
A target bonus of 25% of your then Base Salary (“Bonus Amount”), with performance targets (“Targets”) determined by the Compensation Committee; for achieving less than 50% of the Targets, you will not be entitled to any bonus; for achieving from 50% to less than 100% of the Targets, you will be entitled to one-half of the Bonus Amount; for achieving from 100% to less than 150% of the Targets, you will be entitled to the Bonus Amount; for achieving from 150% to less than 200% of the Targets, you will be entitled to one and one-half of the Bonus Amount; and for achieving 200% or more of the Targets, you will be entitled to two times the Bonus Amount

Incentive Comp.
An option to purchase 6,000 shares upon execution hereof, at an exercise of $21.07 (based upon the closing price of the Company’s stock on February 18, 2005); and an option to purchase 6,000 additional shares shall be granted on each of April 1, 2006 and 2007, at an exercise price based on the prior day closing price; in each case the options shall vest on the next March 31st and shall have a 10-year term, in each case pursuant to the Company’s standard Stock Option Agreement

10,500 shares of restricted stock with 3-year, pro rata vesting on 3/31/06 (short first period), 3/31/07, and 3/31/08 pursuant to the Company’s standard Restricted Stock Agreement

Signing Bonus	Make whole payment for 3/31/05 dividend (i.e., a $3,045 supplemental payment)

Other Benefits	Entitled to participate in benefit plans established from time to time (health, medical, 401(k), etc.)

Termination and Severance

Termination for “cause” - No severance; Base Salary through termination date; for purposes hereof, “cause” shall mean:

(1) The breach by you of any material terms of your employment and failure to cure such breach within 30 days of notice (termination to be effective 90 days following the end of such 30-day period);

(2) Your arrest and conviction for a felony, capital crime or any crime involving moral turpitude, including but not limited to crimes involving illegal drugs, after all appeals; or

(3) Your commission or participation in an act of fraud or dishonesty against the Company that is materially injurious to the Company.

Termination without “cause” or termination or resignation within one year following a Change of Control - Base Salary and pro rata bonus (based on prior year’s annual bonus) through date of termination or resignation, plus a one time, lump sum payment of 1.5 times (a) Base Salary and (b) prior year’s annual bonus as severance and all options and restricted stock shall immediately vest; “Change of Control” shall be defined in accordance with the Company’s 2000 Executive Incentive Compensation Plan but shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events leading to a Change of Control, Chaim Katzman becomes or remains Chairman of the Board or Chief Executive Officer of the Successor Employer (as hereinafter defined). For purposes hereof, the term “Successor Employer” shall mean the Employer, the reorganized, merged or consolidated Employer, or the acquiror (through merger or otherwise) of all or substantially all of the business and operations of the Employer, as the case may be.

Death and Disability - Base Salary and pro rata bonus (based on prior year’s annual bonus) through date of death or disability and all options and restricted stock shall immediately vest

Please acknowledge your acceptance and agreement to the above-specified terms by signing where indicated below.

Very truly yours,

/s/ Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Agreed and Accepted on this
31st day of May 2005:

/s/ David Briggs
_____________________________
David Briggs